Exhibit 99.2

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Early Settlement of Tender Offer

Baton Rouge, LA — February 9, 2012 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today the results of the early settlement of the tender offer by its wholly owned subsidiary Lamar Media Corp. to purchase, for cash, up to $700.0 million of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C (collectively, the “6 5/8% Notes”).

As of midnight, New York City time, on February 8, 2012, Lamar Media received tenders in respect of $582.9 million aggregate principal amount of 6 5/8% Notes, $483.7 million of which have been accepted for purchase by Lamar Media. The holders of accepted notes received total consideration of $1,025.83 per $1,000 principal amount of the notes tendered, which included an early tender payment of $20.00 per $1,000 principal amount of the notes tendered. The total cash payment to purchase 6 5/8% Notes, including accrued and unpaid interest up to but excluding the February 9, 2012 early settlement date, was $511.6 million.

Holders who have not already tendered 6 5/8% Notes may continue to do so at any time prior to the expiration of the tender offer at midnight, New York City time, on February 24, 2012, unless extended or earlier terminated. However, such holders will not be entitled to receive any early tender payment. Withdrawal rights for the tender offer have expired.

The dealer manager for the tender offer is J.P. Morgan Securities LLC. Global Bondholder Services Corporation is acting as depositary and information agent in connection with the tender offer.

None of Lamar Media, the dealer manager, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their notes in the tender offer.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer for the 6 5/8% Notes. The tender offer is only being made pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. Holders of the 6 5/8% Notes should read these materials because they contain important information. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com